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                                                                     EXHIBIT 8.1



                               December 27, 2001



Solectron Corporation
777 Gibraltar Drive
Milpitas, California  95035

           RE: 7.25% ADJUSTABLE CONVERSION-RATE EQUITY SECURITY UNITS

Ladies and Gentlemen:

        We have acted as counsel to Solectron Corporation in connection with its issuance of 7.25% Adjustable Conversion-Rate Equity Security units (the "Securities"). We have participated in the preparation of the Prospectus Supplement for the offering of the Securities dated December 20, 2001 (the "Prospectus Supplement") and forming a part of the Registration Statement on Form S-3 (Reg. No. 333-64454-01) (the "Registration Statement") filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). We have also examined such other documents, records and legal authorities, and made such other factual inquiries as we have considered appropriate for providing this opinion. We have assumed that the terms of the Securities and the circumstances related to their issuance will be as described in the Prospectus Supplement.

        Based on the foregoing, it is our opinion that, although the discussion set forth in the Prospectus Supplement under the heading "Certain United States Federal Income Tax Consequences" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership, and disposition of the Securities, such discussion, subject to the qualifications and limitations stated therein, constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership, and disposition of the Securities.

        Our opinion is based on the United States federal income tax law currently in effect. Changes in the law could occur that would affect the United States federal income tax consequences of the purchase, ownership, and disposition of the Securities. Moreover, while our opinion reflects our best judgment regarding the application of the United States federal income tax laws, there can be no assurance that the Internal Revenue Service or courts of law will accept these positions.

        We are providing this opinion to you solely for use in connection with your issuance of the Securities. We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name where it appears in the Prospectus Supplement with respect to the discussion of the material federal income tax consequences of the purchase, ownership, and disposition of the Securities. In giving this consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act, or

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Solectron Corporation
December 27, 2001
Page 2

that we are "experts," as that term is used in the Act or in the rules and regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                   Sincerely,

                                   /s/ Wilson Sonsini Goodrich & Rosati

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation